Exhibit 99.1

SENIOR LIVING COMMUNITIES, LLC
AND
SUBSIDIARIES

Charlotte, North Carolina

Consolidated

Financial Statements

At

December 31, 2019 and 2018

And

For The Years Ended

December 31, 2019, 2018, and 2017

* * * * * * *

TABLE OF CONTENTS

Financial Statements:	Page

Independent Auditor’s Report	2

Consolidated Balance Sheets	3 - 4

Consolidated Statements of Operations	5

Consolidated Statements of Changes in Members’ Deficit	6

Consolidated Statements of Cash Flows	7 - 8

Notes to Consolidated Financial Statements	9 - 26

Independent Auditor’s Report

To the Members
of Senior Living Communities, LLC and Subsidiaries

We have audited the accompanying consolidated financial statements of Senior Living Communities, LLC (a North Carolina limited liability company) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years ended December 31, 2019, 2018 and 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Senior Living Communities, LLC and subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years ended December 31, 2019, 2018 and 2017, in accordance with accounting principles generally accepted in the United States of America.

Changes in Accounting Principles
As described in Note B to the financial statements, effective January 1, 2019, the Company adopted new accounting guidance for goodwill and for leases. ASU 2017-04 simplifies the accounting for goodwill impairments. ASC 842, Leases requires lessees to recognize lease assets and lease liabilities in the consolidated balance sheets and to disclose key information about leasing arrangements. Effective January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers, related to recognition of revenue from occupancy agreements with residents and costs incurred by the Company to obtain those contracts. Our opinion is not modified with respect to these matters.

/s/Moyer, Smith & Roller, P.A.

Charlotte, North Carolina
February 17, 2020

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2019 and 2018

ASSETS

	2019	2018
Current Assets
Cash	$2,668,482	$2,594,361
Restricted Cash	90,710	3,453,283
Occupancy Fee Deposits in Escrow	—	2,012,490
Accounts Receivable, Net	2,415,666	2,628,958
Accounts Receivable - Other	1,286,138	381,678
Current Portion of Deferred Commissions	2,038,741	2,145,953
Prepaid Expenses and Other Current Assets	807,675	943438
Total Current Assets	9,307,412	14,160,161

Property and Equipment
Construction and Renovations in Progress	588,380	344,580
Leasehold Improvements	45,626,688	41,946,620
Site Improvements	448,591	307,725
Furniture, Fixtures and Equipment	1,963,142	1,672,399
Automobiles and Golf Carts	2,599,675	2,494,130
Total Property and Equipment	51,226,476	46,765,454
Less Accumulated Depreciation	(14,561,941)	(9,826,050)
Property and Equipment, Net	36,664,535	36,939,404

Other Assets
Utility Deposits	19,755	19,755
Deferred Commissions, Net	4,063,547	4,368,260
Lease Deposit	10,500,000	10,500,000
Right-of-Use Assets - Operating Leases	312,630,913	—
Goodwill	83,975,668	83,975,668
Total Other Assets	411,189,883	98,863,683

TOTAL ASSETS	$457,161,830	$149,963,248

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Balance Sheets (Continued)
December 31, 2019 and 2018

LIABILITIES AND MEMBERS' DEFICIT

	2019	2018
Current Liabilities
Accounts Payable	$9,101,236	$7,591,466
Monthly Service Fees Received in Advance	1,223,677	1,144,434
Accrued Expenses	11,432,168	10,439,403
Resident Deposits	681,059	608,335
Current Portion of Deferred Revenues	10,440,080	10,799,765
Current Portion of Operating Lease Liabilties	17,343,423	—
Current Portion of Notes Payable	188,423	186,227
Total Current Liabilities	50,410,066	30,769,630

Long-Term Liabilities
Line of Credit from NHI	5,173,716	1,900,461
Straight-Line Rent Payable - NHI	—	29,172,910
Operating Lease Liabilities, Net of Current Portion	329,322,328	—
Notes Payable, Net of Current Portion	210,237	358,663
Note Payable - Related Party	675,000	675,000
Deposits on Occupancy Agreements	4,681,032	3,636,146
Refundable Occupancy Fees	299,121,280	295,491,389
Deferred Revenues, Net of Current Portion	7,214,805	7,673,799
Distributions Payable	3,333,333	3,333,333
Total Long-Term Liabilities	649,731,731	342,241,701

Total Liabilities	700,141,797	373,011,331

Members' Deficit	(242,979,967)	(223,048,083)

TOTAL LIABILITIES AND
MEMBERS' DEFICIT	$457,161,830	$149,963,248

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
Revenues
Service Fees	$113,747,721	$113,675,780	$111,730,132
Occupancy Fees Earned	15,769,146	14,910,424	13,006,419
Ancillary Income	1,573,998	1,420,991	1,389,094
Revenues, Net	131,090,865	130,007,195	126,125,645

Expenses
Operating Expenses	87,973,544	84,943,643	83,987,981
General and Administrative Expenses	11,634,105	11,070,590	12,128,253
Lease Expense	46,861,830	46,237,345	45,853,184
Depreciation and Amortization	4,765,461	3,909,085	2,918,535
Total Expenses	151,234,940	146,160,663	144,887,953

Loss from Operations	(20,144,075)	(16,153,468)	(18,762,308)

Other Income (Expense)
Interest Income	89,118	83,732	67,362
Interest Expense	(542,675)	(257,939)	(433,634)
Gain on Sale of Assets	500	2,115	35,450
Other Income	726,662	—	—
Other Expense	(61,414)	(48,551)	(269,748)
Other Income (Expense), Net	212,191	(220,643)	(600,570)

Net Loss	$(19,931,884)	$(16,374,111)	$(19,362,878)

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Changes in Members' Deficit
For the Years Ended December 31, 2019, 2018 and 2017

Balance at January 1, 2017	$(193,834,657)

Net Loss	(19,362,878)

Balance at December 31, 2017	(213,197,535)

Cumulative Effect of Change in Accounting Principle	6,523,563
Net Loss	(16,374,111)

Balance at December 31, 2018	(223,048,083)

Net Loss	(19,931,884)

Balance at December 31, 2019	$(242,979,967)

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
Cash Flows from Operating Activities
Net Loss	$(19,931,884)	$(16,374,111)	$(19,362,878)
Adjustments to reconcile net loss
to net cash provided by (used in) operations:
Depreciation and Amortization Expense	4,765,461	3,909,085	2,918,535
Amortization of Right-of-Use Assets	19,432,440	—	—
Amortization of Deferred Commissions	3,033,048	2,882,636	—
Amortization of Occupancy Fees	(15,769,146)	(14,910,424)	(13,006,419)
Provision for Bad Debt Expense	391,955	509,954	303,672
Gain on Sale of Assets	(500)	(2,115)	(35,450)
Expenses Paid Using Line of Credit	292,412	38,260	105,196
(Increase) Decrease in:
Accounts Receivable	(178,663)	(300,845)	(774,959)
Accounts Receivable - Other	(904,460)	463,875	(730,222)
Deferred Commissions	(2,621,123)	(2,873,285)	—
Prepaid Expenses and Other Current Assets	135,763	177,788	(345,038)
Lease Deposits	—	—	(450,000)
Increase (Decrease) in:
Accounts Payable	1,509,770	4,197,654	706,909
Accounts Payable - Related Parties	—	(16,643)	12,143
Monthly Service Fees Received in Advance	79,243	(651,761)	(212,041)
Accrued Expenses	992,764	1,435,665	(1,124,916)
Straight-Line Rent Payable - NHI	—	5,804,805	7,102,293
Operating Lease Liabilities	(14,570,510)	—	—
Resident Deposits	72,724	(148,128)	(522,141)
Deposits on Occupancy Agreements	1,044,886	(2,662,620)	17,739
Net Cash Used In Operating Activities	(22,225,820)	(18,520,210)	(25,397,577)

Cash Flows from Investing Activities
Additions to Property and Equipment	(4,483,703)	(6,586,162)	(7,067,360)
Cash Advances to Related Parties	(13,345,692)	(11,365,734)	(821,041)
Repayment of Cash Advances by Related Parties	13,345,692	11,365,734	821,041
Reimbursements Received from NHI	—	—	550,870
Net Proceeds from Sale of Assets	500	2,115	54,635
Net Cash Used in Investing Activities	(4,483,203)	(6,584,047)	(6,461,855)

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)
For the Years Ended December 31, 2019, 2018 and 2017

	2019	2018	2017
Cash Flows from Financing Activities
Occupancy Fees Received	$49,294,679	$54,627,893	$61,418,721
Occupancy Fees Refunded	(30,714,321)	(28,004,572)	(27,052,046)
Proceeds from Notes Payable	42,509	—	293,246
Principal Payments on Notes Payable	(188,739)	(209,746)	(159,170)
Principal Payments on Notes Payable - LLC Members	—	—	(3,320,000)
Proceeds from Line of Credit from NHI	4,723,953	2,133,373	1,567,309
Repayment of Line of Credit from NHI	(1,750,000)	(920,797)	(5,846,510)
Cash Advances from Related Parties	5,079,911	3,694,771	240,496
Repayment of Cash Advances from Related Parties	(5,079,911)	(3,694,771)	(240,496)
Net Cash Provided by Financing Activities	21,408,081	27,626,151	26,901,550

Net Increase (Decrease) in Cash and Restricted Cash	(5,300,942)	2,521,894	(4,957,882)

Cash and Restricted Cash at Beginning of Year	8,060,134	5,538,240	10,496,122

Cash and Restricted Cash at End of Year	$2,759,192	$8,060,134	$5,538,240

Supplemental Cash Flow Information:

Cash paid for interest expensed	$250,263	$223,650	$328,438
Cash paid for amounts included in the measurement of
lease liabilities:
Operating cash flows from operating leases	$42,105,694	$—	$—

Significant non-cash transactions:
Acquisition of vehicles in exchange
for note payable	$—	$141,820	$—

Interest accrued to note principal	$299,303	$67,438	$153,031

Replace Note Payable to LLC Member with
Note Payable to Related Party	$—	$—	$675,000

Refinancing of note payable for vehicles	$—	$—	$184,088

Right-of-Use Assets - Operating Leases acquired	$9,918,255	$—	$—

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2019 and 2018

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Senior Living Communities, LLC (the Company) was organized November 1, 2005 for the purpose of developing and operating continuing care retirement communities (CCRCs) located in the United States. It operates as a limited liability company (LLC) in accordance with and pursuant to the North Carolina Limited Liability Company Act, and its members have limited personal liability for the obligations or debts of the entity. Only one class of member’s interest exists.

Consolidated Financial Statements - These consolidated financial statements include the accounts of Senior Living Communities, LLC and its subsidiaries - BrightWater Retirement, LLC; Cascades Retirement, LLC; Cascades Nursing, LLC; Charlotte Assisted Living, LLC; Evergreen Woods Retirement, LLC; Homestead Hill Retirement, LP; Litchfield Retirement, LLC; Marsh’s Edge, LLC; Osprey Village at Amelia Island, Ltd.; Ridgecrest Retirement, LLC and Summit Hills, LLC. All material intercompany transactions and accounts are eliminated in consolidation.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain accounts in the prior year financial statements may have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

Limited Liability Company / Income Taxes - The Company has elected to file its income tax return on the accrual basis as a partnership for federal and state income tax purposes. As a result, the Company’s taxable earnings or losses are passed through to the Company’s members who are then taxed based on their allocable share of such taxable earnings or losses. Accordingly, no provision or benefit for federal or state income taxes has been reported by the Company. The Company is no longer subject to income tax examinations by tax authorities for 2015 and prior years.

As a limited liability company, each member’s liability is limited to amounts reflected in their respective member capital accounts.

Cash and Cash Equivalents - The Company considers all highly liquid unrestricted investments with maturities of three months or less to be cash. The Company had no cash equivalents during the years ended December 31, 2019, 2018 and 2017.

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivable are reported net of an allowance for doubtful accounts. On a periodic basis, management evaluates accounts receivable balances and establishes an allowance for doubtful accounts, based on its analysis of collectability as the receivables age. The allowance for doubtful accounts at December 31, 2019 and 2018 is $832,652 and $631,403 respectively.

Accounts receivable includes amounts due from third-party payors. Billings for services under third-party payor programs are recorded at amounts expected to be collected. Subsequent positive or negative adjustments are recorded when known. Contractual or cost related adjustments from Medicare are accrued when assessed. Gross amounts due from third-party payors at December 31, 2019 and 2018 are $2,725,002 and $3,279,430, respectively.

Inventory - Inventories are stated at cost determined on the first-in, first-out basis.

Property and Equipment - Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized while replacements, maintenance, and repairs which do not improve or extend the life of the assets, are expensed currently. When assets are sold or retired, their cost and accumulated depreciation are removed from the accounts and resulting gains and losses are included in the Consolidated Statements of Operations.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Commissions - The Company pays commissions on all occupancy agreements. The Company will occasionally provide move-in services or other incentives to residents to sign an occupancy agreement for independent living units. On January 1, 2018, the Company adopted ASC 606, Revenue from Contracts with Customers, which requires all incremental costs of entering into contracts with customers to be recognized as an asset and amortized over the expected life of the contracts. The nonrefundable portion of occupancy fees received from independent living residents prior to moving into the community is earned over a five-year amortization period. The related costs are expensed on a straight-line basis over the same five-year amortization period. If a resident moves out prior to the end of the five-year period, the remaining costs will be expensed in the same period. Amortization of these costs is included in marketing expenses. Accumulated amortization of deferred commissions at December 31, 2019 and 2018 is $3,909,015 and $2,106,930, respectively.

The Company expenses, as incurred, costs related to acquiring healthcare rental agreements with residents who move into assisted living, memory care, or skilled nursing under the practical expedient permitted under FASB ASC 340, Other Assets and Deferred Costs, because these contracts are considered contracts that are renewed monthly.

Goodwill - The Company early adopted ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. This ASU requires entities to calculate impairment as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The ASU requires the same test be applied to goodwill for all reporting units, even those with zero or negative carrying amounts and requires entities to disclose the amount of goodwill at reporting units with zero or negative carrying amounts. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

Prior to the adoption of ASU 2017-04, the Company followed ASC 350 - Goodwill and Other Intangible Assets, and tested goodwill for impairment annually or whenever indicators of impairment arise. For the years ended December 31, 2019, 2018 and 2017, no impairment of goodwill was identified.

Compensated Absences - Employees of the Company are entitled to paid time off depending upon job classification, length of service, and other factors. The amount of paid time off earned but not taken by employees is recorded as a current liability on the Consolidated Balance Sheets. The amount reflects as of December 31, 2019 and 2018, all unused time off employees have earned at their current rate of pay that would be payable upon termination under the Company’s payout policy. The applicable share of employer-related taxes payable on the eventual payments has not been accrued as it is not practicable for the Company to estimate. The Company’s policy is to recognize the employer-related taxes when the payment is made to the employee. Accrued paid time off included in Accrued Expenses at December 31, 2019 and 2018 is $1,576,319 and $1,495,742, respectively.

Self-Insurance - The Company self-insures health related claims for its covered employees up to certain limits. Claims in excess of these limits are insured with stop-loss insurance. The Company has accrued a liability it believes is adequate to cover the outstanding claims and claims that have been incurred but not yet reported as of December 31, 2019 and 2018. Any subsequent changes in estimate are recorded in the period in which they are determined.

Revenue Recognition - The Company offers various forms of contracts (occupancy agreements) with independent living residents which require an entrance fee to be paid upon moving into its communities. The nonrefundable portion of the occupancy fee paid represents contract revenues to be recognized over the expected length of time a resident will reside in the community’s independent living. Monthly services fees are revenues associated with the contracts with residents and are billed monthly in advance. The Company recognizes revenue from monthly services fees as services are provided to residents under guidance that applies to contracts that are monthly with the option to renew. Monthly service fee revenue is recognized at the billing rates that the Company establishes from time to time. Ancillary Income is recognized from services provided to residents on an “as needed” basis and for which a separate charge is assessed and billed in arrears. See Note N for further discussion of the Company’s revenues.

Leases - On December 17, 2014, the Company entered into a master lease agreement with National Health Investors, Inc. This master lease has an initial lease term that is set to expire on December 31, 2029, and has two options to extend the lease for an additional five years with each extension. On November 8, 2016, Senior Living Communities, LLC entered into a lease agreement with NHI-REIT of Evergreen, LLC for another community. This lease has an initial lease term that is set to expire on December 31, 2029, and has two options to extend the lease for an additional five years each. On June 28, 2019, Senior

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Living Communities, LLC entered into a lease agreement with NHI-REIT of Axel, LLC for an additional community. This new lease has an initial lease term that is also set to expire on December 31, 2029, and has two options to extend the lease for an additional five years each. Senior Living Communities, LLC entered into sub-lease agreements with its subsidiaries under the same lease terms it has with National Health Investors, Inc.

With the adoption of ASC 842, Leases, on January 1, 2019, the Company determined whether an arrangement is or contains a lease at lease inception. Operating leases are included in operating lease right-of-use (ROU) assets, current operating lease liabilities and non-current operating lease liabilities in the Consolidated Balance Sheets. The right-of-use asset represents the Company’s right to use the leased assets over the term of the lease. Lease liabilities represent the Company’s obligations to make lease payments over the term of the lease.

For operating leases, the Company determines the present value of the lease payments over the lease term, including any renewal periods that they are reasonably certain they will exercise. To determine the present value of the lease payments, the Company uses the rate implicit in the lease if it is determinable. When the rate implicit in the lease is not determinable, the Company uses its incremental borrowing rate at the commencement date of the lease. Lease expense is recognized on a straight-line basis over the lease term. The Company has elected not to recognize an asset or obligation for leases with an initial term of twelve months or less. The expense associated with short-term leases is included in operating expenses in the Consolidated Statements of Operations.

For finance leases, after lease commencement the lease liability is measured on an amortized cost basis and increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest on the lease liability is determined each period during the lease term as the amount that results in a constant period discount rate on the remaining balance of the liability. The right-of-use asset is subsequently measured at cost, less any accumulated amortization and any impairment losses. Amortization is recognized over the period from commencement of the lease to the earlier of the (1) end of the useful life of the asset, or (2) the end of the lease term. The discount rate used by the Company for the finance leases is the Company’s incremental borrowing rate as determined at lease inception.

To the extent that a lease arrangement includes both lease and non-lease components, where the Company is the lessee, the components are accounted for separately.

Prior to the adoption of ASC 842, Leases, the Company recognized lease expense on a straight-line basis over the life of the lease. The difference between rent expense recognized and rental payments, as stipulated in the lease, was reflected as straight-line rent payable - NHI in the Consolidated Balance Sheets.

See Note Q for further discussion of the Company’s leases.

Advertising - The Company expenses advertising costs when the advertising first takes place. Consolidated advertising expenses for the years ended December 31, 2019, 2018 and 2017 are $1,218,086; $1,251,357; and $1,338,705, respectively.

Fair Value of Financial Instruments - ASC 820-10 defines fair value, establishes a three-level valuation framework and hierarchy for disclosure of fair value measurements. That framework prioritizes the inputs to valuation used to measure fair value of an asset or liability as of the measurement date. The hierarchy gives the highest priority to the lowest level of input that is significant to the fair value measurement. The three levels are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2 - Inputs to the valuation methodology include quoted market prices for similar assets or liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash and occupancy fee deposits in escrow are carried at amounts considered by management to approximate fair value because of their short-term nature.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements - In May of 2014 the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers (ASC 606). In August of 2015, the FASB issued ASU 2015-14, which deferred the effective date of ASU 2014-09 to be effective for public entities with annual reporting periods beginning after December 15, 2017. Other entities are required to apply the new standard for annual reporting periods beginning after December 15, 2018, with early adoption permitted. Under this new standard, entities are required to recognize revenue from contracts with customers as goods or services are provided under the terms of the contract, in amounts expected to be realized from the transfer. The Company adopted this standard on January 1, 2018.

In February of 2016, the FASB issued ASU 2017-02, Leases, that replaces existing lease guidance under generally accepted accounting principles (GAAP) and will require companies to account for virtually all lease obligations by recording lease assets and lease liabilities on their balance sheets. The new pronouncement is effective for public companies for fiscal years beginning after December 15, 2018, and for private companies for fiscal years beginning after December 15, 2020, with early adoption permitted. The standard provides for a modified retrospective application and requires certain disclosures to assist users of the financial statements to assess the amount, timing, and uncertainty of cash flows related to leases. The Company adopted this standard on January 1, 2019.

In January of 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. In computing an implied fair value of goodwill under Step 2, the Company had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities, including unrecognized assets and liabilities, following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination. Under this update, the Company is required to perform its annual goodwill impairment test by comparing the fair value of the reporting unit with its carrying amount. The effective date of this ASU for public companies is for years beginning after December 31, 2019, and for all others for years beginning after December 31, 2020. Early adoption is permitted and is to be applied on a prospective basis. The Company adopted this standard on January 1, 2019.

NOTE B - CHANGES IN ACCOUNTING PRINCIPLES

ASU 2017-04 - Intangibles - Goodwill and Other (Topic 350)

The Company early adopted ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. This ASU simplifies the accounting for goodwill impairments by eliminating the requirement to compare implied fair value of goodwill with its carrying amount and requires entities to calculate impairment as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The ASU requires the same test be applied to goodwill for all reporting units, even those with zero or negative carrying amounts and requires entities to disclose the amount of goodwill at reporting units with zero or negative carrying amounts. The new standard is effective for annual reporting periods beginning after December 15, 2019. The Company adopted this standard effective January 1, 2019. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

ASU 2016-02 - Leases (ASC 842)

On January 1, 2019, Senior Living Communities, LLC and its subsidiaries adopted ASU 2016-02, Leases (ASC 842). This new accounting standard replaces existing lease guidance in GAAP and requires entities to account for virtually all lease obligations by recording lease assets and lease liabilities on their balance sheets. As part of the transition to the new standard, the Company was required to measure and recognize leases that existed on January 1, 2019, using a modified retrospective approach. For leases existing at the effective date, the Company elected to utilize the transition practical expedients and did not reassess whether an arrangement is or contains a lease, did not reassess lease classification, did not reassess what qualifies as an initial direct cost, and elected to continue to apply legacy guidance to the prior years. The Company also elected not to recognize leases in the Consolidated Balance Sheets that have an initial lease term of twelve months or less.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE B - CHANGE IN ACCOUNTING PRINCIPLES (Continued)

The adoption of ASC 842 resulted in the recognition of operating right-of-use (ROU) assets and lease liabilities of $322,145,096 and $351,189,945, respectively. The Company did not have any finance leases to recognize with the adoption of ASC 842. The difference between the additional lease assets and lease liabilities reduced straight-line rent payable at December 31, 2018 to zero. The standard did not materially affect the Company’s consolidated net loss and had no impact on cash flows.

The effects on the Consolidated Balance Sheets resulting from the adoption of ASC 842 for the year ending December 31, 2019 are outlined below:

	As Reported	Legacy GAAP	Impact of 842
Assets:
Current Assets	$9,307,412	$9,307,412	$—
Property and Equipment, Net	36,664,535	36,664,535	—
Other Assets	411,189,883	98,558,970	312,630,913
Total Assets	$457,161,830	$144,530,917	$312,630,913

Liabilities and Members’ Capital (Deficit):
Liabilities:
Accounts Payable and Other Current Liabilities	$33,066,643	$33,066,643	$—
Operating Lease Liabilities, Current Portion	17,348,686	—	17,348,686
Total Current Liabilities	50,415,329	33,066,643	17,348,686
Other Long-Term Liabilities, Net of Current Portion	320,409,403	320,409,403	—
Straight-Line Rent Payable	—	34,034,838	(34,034,838)
Operating Lease Liabilities, Net of Current Portion	329,317,065	—	329,317,065
Total Long-Term Liabilities	649,726,468	354,444,241	295,282,227
Total Liabilities	700,141,797	387,510,884	312,630,913
Members’ Capital (Deficit)	(242,979,967)	(242,979,967)	—
Total Liabilities and Members’ Capital (Deficit)	$457,161,830	$144,530,917	$312,630,913

ASU 2014-09 - Revenue from Contracts with Customers (ASC 606)

The Company adopted ASC 606, Revenue from Contracts with Customers, related to the nonrefundable portion of occupancy fees received in advance associated with occupancy agreements with residents and costs incurred by the Company to obtain those contracts on January 1, 2018. In adopting ASC 606, the Company has made no changes to the method of recognizing revenues related to the nonrefundable portion of occupancy fees received in advance or to the monthly service fees and ancillary income recognized as services are provided to residents. The Company continues to recognize the nonrefundable portion of the occupancy fees received in advance on a straight-line basis over a five-year amortization period, which approximates the average length of residency of the independent living residents of all communities owned by Senior Living Communities, LLC.

Beginning January 1, 2018, the Company changed its method of accounting for commissions and other costs directly related to entering into occupancy agreements that require an advanced payment from independent living residents moving into the community. Because the Company expects to recover these costs from the revenues earned under the occupancy agreements signed with residents over a period of five years, the Company believes these costs fall within the definition in the new standard of incremental costs of obtaining a contract. The new standard requires these costs to be capitalized and amortized on a systematic basis that is consistent with fulfilling the Company’s performance obligations under the occupancy agreements. The Company records amortization as a marketing expense over the same five-year amortization period that it recognizes the revenue related to the occupancy agreements. If a resident moves out before the end of the five-year period, any unamortized costs related to that resident’s occupancy agreement are expensed.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE B - CHANGE IN ACCOUNTING PRINCIPLES (Continued)

The Company applied ASC 606 using the modified retrospective method applicable to all occupancy agreements requiring an entrance fee from a resident when the resident moves into the community. Results for reporting periods beginning after January 1, 2018 are presented under ASC 606 while prior periods continue to be reported in accordance with legacy GAAP. The Company recorded a net change in beginning member’s deficit of $6,523,563 as of January 1, 2018 due to the cumulative effect of adopting ASC 606. The transition adjustment is the result of capitalizing commissions associated with the occupancy agreements with residents.

The effects on the Consolidated Balance Sheets resulting from the adoption of ASC 606 for the year ending December 31, 2018 are outlined below:

	As Reported	Legacy GAAP	Impact of 606
Deferred Commissions	$8,261,143	$—	$8,261,143
Accumulated Amortization of Deferred Commissions	(2,106,930)	—	(2,106,930)
Deferred Commissions, Net	$6,514,213	$—	$6,514,213

The effects on the Consolidated Statements of Operations resulting from the adoption of ASC 606 for the year ending December 31, 2018 are outlined below:

	As Reported	Legacy GAAP	Impact of 606
Operating Expenses	$84,943,642	$84,845,709	$97,333
Loss from Operations	(16,153,467)	(16,055,534)	(97,333)
Net Loss	(16,374,110)	(16,276,177)	(97,333)

NOTE C - CASH AND RESTRICTED CASH

For purposes of the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows, cash and cash equivalents consist of cash and other highly liquid resources, such as investments in certificates of deposit and money market funds with an original maturity of three months or less when acquired.

The lease agreements with National Health Investors, Inc. require the Company to maintain certain escrow accounts. These restricted cash accounts are reported on the Consolidated Balance Sheets as current assets. In addition to the escrow accounts required by the leases, various states require certain deposits received from residents to be temporarily held in an escrow account before it is available to be used in the Company’s operations. Additionally, the Company has segregated certain resident monies from its operating cash.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Consolidated Balance Sheets to the amounts shown in the Consolidated Statements of Cash Flows:

	2019	2018
Cash	$2,668,482	$2,594,361
Occupancy Fee Deposits in Escrow	—	2,012,490
Property Tax Account - Restricted Cash	—	3,296,994
Health Care Claims Account - Restricted Cash	90,710	156,289
Total Cash and Restricted Cash as shown
in the Statements of Cash Flows	$2,759,192	$8,060,134

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE D - CONCENTRATIONS

Senior Living Communities, LLC and its subsidiaries maintain their cash balances at one bank under a sweep account arrangement. The operating accounts of Senior Living Communities, LLC and each of its participating subsidiaries are zero balance accounts. The daily ending balance of each account is cleared by sweep transfers to a master account held by Senior Living Communities, LLC. Funds held in the master account are owned by the respective entities, and Senior Living Communities, LLC is the custodian. When funds are required in the operating accounts to clear checks and other disbursements, the necessary amounts are automatically transferred from the master account back to the operating accounts.

Deposit insurance through the Federal Deposit Insurance Corporation is a function of ownership of the funds on deposit. Each entity participating in the master account is entitled to its own separate deposit insurance up to $250,000. At times the balances may exceed the insured amounts. The Company periodically reviews the financial condition of the institutions and believes the risk of loss to be minimal.

NOTE E - ACCOUNTS RECEIVABLE - OTHER

Several communities have experienced storm-related damages and evacuation costs during the period. Claims submitted to insurance for these costs at December 31, 2019 and 2018 total $296,868 and $158,409, respectively.

The Company experienced several health-related claims under its employee benefits plan for which it self-insures. At December 31, 2019, the Company expects to be reimbursed $251,382 under its stop-loss insurance.

As described in Note S, the Company acquired a new assisted living community in 2019. Included in the lease for the community was a commitment from the landlord to reimburse certain expenses of the Company incurred in the transition of the management of the operations of the community. Accounts receivable - other includes $646,182 due from the landlord under this arrangement.

Under the First Amendment to Master Lease between Senior Living Communities, LLC and NHI-REIT of Seaside, LLC and the Second Amendment to Lease between Senior Living Communities, LLC and NHI-REIT of Evergreen, LLC dated August 24, 2018, the landlords have agreed to provide funds to the Company to make certain improvements, repairs, and renovations to the facilities. Total anticipated landlord funding to be provided for the improvements is $6,830,000, with specific amounts designated for each community. Outstanding reimbursements under this arrangement at December 31, 2018 total $223,269. The Company was fully reimbursed during the year ended December 31, 2019.

NOTE F - CONSTRUCTION IN PROGRESS

The Company has expansion projects at several communities. The projects include cottages, villas and other improvements. Costs related to the construction are allocated to the specific project or unit under construction, including interest on the allocated portion of the construction line of credit. Once the unit has received its certificate of occupancy or the renovation project is complete, the total cost is removed from construction in progress and is included in leasehold improvements. Any interest charged after the unit has been capitalized is included in expense until the allocated construction advance is repaid.

NOTE G - GOODWILL

Goodwill as reported in the Consolidated Balance Sheets is comprised of goodwill associated with two reporting units with negative carrying values - Marsh’s Edge, LLC and Evergreen Woods Retirement, LLC. Goodwill was recorded in these units when the operations of the two communities were acquired, and liabilities assumed exceeded assets transferred in the acquisition. Total goodwill of Marsh’s Edge, LLC is $27,886,228, and total goodwill of Evergreen Woods Retirement, LLC is $56,089,440 at December 31, 2019 and 2018.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE H - DEFERRED COMMISSIONS

The Company pays commissions and other move-in incentives directly tied to occupancy agreements that are signed with independent living residents and that require occupancy fees to be paid in advance. Management believes these are recoverable costs. Therefore, the Company has capitalized them as Deferred Commissions in the accompanying Consolidated Balance Sheets. These costs are amortized over the estimated period the Company will provide services to the residents and over which it earns the nonrefundable portion of occupancy fees received upon move-in. Based on the average residency of an independent living resident across all communities operated by Senior Living Communities, LLC, the Company expects this to be five years from the date the resident moves in. The related costs are expensed on a straight-line basis over the same five-year amortization period and included in marketing expenses in the accompanying Consolidated Statements of Operations. The Company recognizes an impairment loss for any unamortized costs related to a contract with a resident who moves out prior to the end of the five-year amortization period. The impairment loss is also recorded as amortization to marketing expense.

Amortization of deferred commissions for the years ended December 31, 2019 and 2018 is $3,033,048 and $2,882,636, respectively.

Prior to January 1, 2018, the Company expensed as incurred all commissions and move-in incentives directly tied to occupancy agreements in accordance with ASC 954 - Health Care Entities.

The Company expenses as incurred all incremental costs related to acquiring healthcare rental agreements with residents who move into assisted living, memory care, or skilled nursing under the practical expedient permitted under FASB ASC 340, Other Assets and Deferred Costs, because these contracts are considered rental agreements that are renewed monthly.

NOTE I - LINE OF CREDIT FROM NHI

National Health Investors, Inc. has provided a line of credit to Senior Living Communities, LLC to be used for various construction projects and to provide working capital as necessary. In 2019, the loan agreement was modified to provide the Company a maximum amount of $12,000,000 through December 31, 2021. Beginning January 1, 2022, the available maximum will be $7,000,000. Of the available amount, $2,000,000 is restricted to use for construction projects at the Company’s communities. Prior to the 2019 modification, the maximum amount available to the Company under the agreement was $15,000,000 through December 31, 2019 and $5,000,000 thereafter.

Interest on the outstanding principal balance of the loan accrues at a floating per annum rate of the Ten Year Treasury Note Rate (as published in the Wall Street Journal on the fifteenth (15th) day of each month or if the Wall Street Journal is not published on the fifteenth day of the month then the next publication day thereafter) plus six percent (6%). On the first business day of each month thereafter, the Company shall pay to the landlord, (a) accrued interest at the Note Rate based upon the principal outstanding during the Interest Accrual Period, and (b) any other amounts due under the Loan Documents. The Company has the option of capitalizing the interest hereunder by adding it to the principal balance each month and paying it on the Maturity Date. Principal payments under a Working Capital Loan shall be due on the first day of the month following receipt by the landlord of the Company’s consolidated quarterly financial statements, if the Fixed Charge Coverage Ratio for the trailing twelve month period of operation ending on the last day of such quarter is at least 1.00 to 1.00, in an amount equal to 75% of the amount by which the numerator of such ratio exceeds the denominator of such ratio. Outstanding advances at December 31, 2019 and 2018 under this agreement are $5,173,716 and $1,900,461, respectively.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE J - NOTES PAYABLE

The following are the amounts outstanding as of December 31:

	2019	2018
Notes payable to a financing company, monthly payments of
$3,058, including interest at 5.7%, all outstanding principal and
interest due February 19, 2019, secured by vehicles.	$—	$6,072

An unsecured note payable to a related party, interest to accrue at the One Month LIBOR Index Rate plus 1% per annum, all
outstanding principal and accrued interest due January 31, 2022.	675,000	675,000

A note payable to a bank, monthly payments of $1,226, including interest at 3.8%, all outstanding principal and interest due
April 30, 2020, secured by a vehicle.	4,866	19,101

Notes payable to a bank, monthly payments of $1,367, including interest at 4.65%, all outstanding principal and interest due
February 12, 2021, secured by vehicles.	18,591	33,743

A note payable to a financing company, monthly payments of
$10,888, including interest at 4.51%, all outstanding principal
and interest due October 30, 2021, secured by vehicles.	229,468	346,876

A note payable to a bank, monthly payments of $1,763,
including interest at 4.20%, all outstanding principal
and interest due November 13, 2022, secured by vehicles.	105,678	139,098

A note payable to a bank, monthly payments of $965,
including interest at 4.20%, all outstanding principal and
interest due September 16, 2023, secured by vehicles.	40,057	—
Total	1,073,660	1,219,890
Less amounts due within one year	(188,423)	(186,227)
Long-term notes payable	$885,237	$1,033,663

Future minimum payments under long-term notes payable as of December 31, 2019 are:

Year Ending
December 31	Amount
2020	$188,423
2021	156,166
2022	720,540
2023	8,531
2024	—
Thereafter	—
Total	$1,073,660

The Company is a co-borrower on the $229,468 note payable that is due October 30, 2021. The other borrowers are individually named subsidiaries of Senior Living Communities, LLC; Wellmore of Daniel Island, LLC whose member is WDI Parent, LLC, which has members in common with Senior Living Communities, LLC; Wellmore of Lexington, LLC, whose member is Wellmore, LLC, which has members in common with Senior Living Communities, LLC; and Stratford Retirement, LLC, which has members in common with Senior Living Communities, LLC. The total outstanding balance at December 31, 2019 and 2018, as recorded by all borrowers is $329,432 and $497,986, respectively. Each borrower has recorded its share of the loan balance based on its proportionate share of the cost of the vehicles that secure the loan. No borrower expects to incur any additional payments on behalf of any of the co-borrowers.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE K - REFUNDABLE OCCUPANCY FEES

Senior Living Communities, LLC and its subsidiaries recognize a long-term liability for the refundable portions of occupancy fees received from residents. Under the terms of the occupancy agreements and the master lease with the landlord, the refunds are to be made from occupancy fees collected from replacement residents.

The Company offers three forms of occupancy agreements: The “90% Minimum Refund Plan,” the “60% Minimum Refund Plan,” and the “Endowment Plan.” The Company has also offered a “100% Minimum Refund Plan.” The “100% Minimum Refund Plan” and the “90% Minimum Refund Plan” occupancy agreements provide for repayment to the resident 100% or 90% of the original occupancy fee paid by the resident, respectively, regardless of when the resident subsequently moves out of the home. The “60% Minimum Refund Plan” occupancy agreements provide for repayment to the resident 90%, 80%, or 70% of the original occupancy fee paid by the resident if the resident moves out of the home in the 1st, 2nd or 3rd year, respectively, after becoming a resident. In the 4th year or thereafter, the resident is entitled to a 60% refund of the occupancy fee paid. The “Endowment Plan” occupancy agreements provide for repayment to the resident of 90% of the original occupancy fee paid by the resident if the resident moves out of the home within the first six months of becoming a resident. After six months, the refundable portion is reduced each month by 2% of the total occupancy fee paid by the resident until the refundable portion is reduced to zero. For all of these plans, the refund is payable upon the earlier of securing a substitute resident who pays to the Company the then applicable occupancy fee or five years from the date the resident moves out.

The community operated by Evergreen Woods Retirement, LLC offers two additional forms of occupancy agreements: a “Traditional Plan” or a “Tailored Plan.” The “Traditional Plan” occupancy agreements provide for a refund of 90% or 70% of the occupancy fee paid by the resident, regardless of when the resident moves out. The “Tailored Plan” occupancy agreements provide for a repayment to the resident of 90% less 2% per month for each calendar month or fraction of a month from the date the resident paid the occupancy fee until the resident moves out. After forty-five months the refundable portion is reduced to zero. The refund obligation is usually due thirty days after a substitute resident has paid the Company the applicable occupancy fee. However, some of these occupancy agreements provide for the refund to be paid one year, eighteen months, or three years after the resident has moved out, even if the unit has not been reoccupied.

Some of the residents of the community operated by Cascades Retirement, LLC were residents prior to the acquisition by Senior Living Communities, LLC in 2010. The occupancy agreements with these residents provide for a refund of 90% of the occupancy fee received from the substitute resident.

Certain refund obligations are secured by mortgages from the landlord.

NOTE L - DEFERRED REVENUES

A portion of the occupancy fee received from residents represents payment for future services and therefore is nonrefundable. The nonrefundable portion is recorded as deferred revenue and recognized as earned revenue over a period of five years from the resident’s move-in date, which approximates the average residency of the communities’ residents in independent living. For “60% Minimum Refund Plans” and “Endowment Plans,” the deferred revenue is adjusted as amounts become nonrefundable under the terms of the occupancy agreements. Total nonrefundable occupancy fees to be recognized as revenue in future periods under existing occupancy fee contracts as of December 31, 2019 and 2018 are $17,654,885 and $18,473,564, respectively. Periodically, the Company re-evaluates the appropriate revenue recognition period for income earned from these contracts.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE M - LIABILITY INSURANCE

The Company maintains general liability and professional liability insurance policies with coverage and deductibles it believes are appropriate based on the nature of its business and its historical experience. The policies provide coverage on an occurrence basis and are subject to certain deductibles. The Company routinely reviews the adequacy of its insurance coverage and its accruals for any losses not covered by insurance.

The Company is the subject of certain lawsuits occurring in the normal course of business. Management, after consultation with legal counsel, does not believe that the outcome of these actions will have a material impact on the financial statements of the Company. However, it is possible that an adverse outcome from such proceedings could exceed the amounts accrued in any particular reporting period.

NOTE N - REVENUE

Significant Accounting Policies and Nature of Services

Senior Living Communities, LLC operates ten continuing care retirement communities (CCRCs) throughout five states through its subsidiaries. Evergreen Woods Retirement, LLC operates in Connecticut. Charlotte Assisted Living, LLC; Homestead Hill Retirement, LP and Ridgecrest Retirement, LLC operate in North Carolina. BrightWater Retirement, LLC; Cascades Retirement, LLC and Cascades Nursing, LLC; Litchfield Retirement, LLC; and Summit Hills, LLC operate in South Carolina. Marsh’s Edge, LLC operates in Georgia. Osprey Village at Amelia Island, Ltd. operates in Florida.

The Company derives all of its revenues from providing an array of services to residents over the period of their residency in the communities. Such services include residential, social, wellness, dining, housekeeping and healthcare in accordance with occupancy agreements which specify the obligations of the CCRC to the resident. Generally, the communities offer a continuum of level of care units available for residents to reside: independent living, assisted living, memory care, and skilled nursing. Charlotte Assisted Living, LLC only offers assisted living and memory care. Evergreen Woods Retirement, LLC and Ridgecrest Retirement, LLC do not offer memory care. Ridgecrest Retirement, LLC and Osprey Village at Amelia Island, Ltd. do not offer skilled nursing.

With the exception of Charlotte Assisted Living, LLC, the Company offers the following contract types: Type B - Modified Contracts, which require an entrance fee upon moving into the community and which include some health services in the initial monthly fee, and market rates are charged for services that exceed those included in the initial fee; Type C - Fee-for-Service Contracts, which also require an entrance fee upon moving into the community and market rates are charged for health care services on an “as needed” basis; and Type D - Rental Agreements where no entrance fee is paid and market rates are charged for health care services on an “as needed” basis.

As described in Note K, the Company offers various forms of contracts (occupancy agreements) with independent living residents which require an entrance fee to be paid upon moving into most of its communities. The nonrefundable portion of the occupancy fee paid represents contract revenues to be recognized over the expected length of time a resident will reside in the community’s independent living.

When a resident signs a “90% Minimum Refund Plan,” a “60% Minimum Refund Plan,” or an “Endowment Plan” occupancy agreement, the Company charges the resident a monthly service fee for services provided to these residents at the billing rates that the Company establishes from time to time. This service fee is charged for the programs and services provided by the community, including emergency call and fire alarm system monitoring, cable, utilities, daily meal services, weekly housekeeping services, pest control, grounds keeping, social and wellness programming, parking, and priority admission status to healthcare units. Healthcare services are not included.

When a resident signs a “90% Refund Traditional Plan,” a “70% Refund Traditional Plan,” or a “Tailored Plan” occupancy agreement with Evergreen Woods Retirement, LLC, the monthly service fee charged to the resident includes the same services as the other plans plus nursing care in the Health Center for ninety (90) cumulative days without relinquishing their independent living residence. Charges for nursing care beyond the ninety days are dependent upon relinquishing the independent living residence. Therapy, pharmaceutical and medical supplies, personal laundry, and equipment rental during the healthcare stay are not included, and additional charges at current market rates would be charged for these.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE N - REVENUE (Continued)

For all Type D contracts, a nominal, nonrefundable community fee is charged to the resident upon entrance into the community and separate service fees are charged monthly. There is no refund due to a resident upon moving out. This contract type is currently offered at the communities operated by Ridgecrest Retirement, LLC; Litchfield Retirement, LLC; and Summit Hills, LLC. Under these contracts, a monthly service fee is charged for use of the premises and for the programs and services offered by the community.

For all Healthcare Rental Agreements, which are with residents who move into assisted living, memory care, or skilled nursing, a monthly service fee is charged for use of the premises and for the programs, services, and healthcare provided by the community, including direct care, emergency call and fire alarm system monitoring, cable, utilities, daily meal services, housekeeping services, grounds keeping, social and wellness programming, and local transportation.

The occupancy fee paid by residents gives the resident initial right to the premises and access to additional goods or services though the monthly service fee. At those communities where Type B, Type C and Type D contracts are offered, monthly service fees charged to residents under Type B or Type C contracts are lower than those associated with Type D contracts. For Type B and Type C contracts, the fee associated with the occupancy agreement is higher on units with a higher percentage refund. The nonrefundable portion of the occupancy fee for these contracts is effectively an advance payment on those future services provided by the monthly service fees. As such, a portion is be recognized to revenue as those services are provided. For Type D contracts and Healthcare Rental Agreements, the resident receives the services at a standalone selling price for the service.

Monthly services fees are a component of revenue associated with the contracts with residents. The Company recognizes revenue from monthly services fees as services are provided to residents under guidance that applies to contracts that are monthly with the option to renew. Revenue is recognized at the billing rates that the Company establishes from time to time or at the rates established by Medicare for providing services to residents whose costs of care are to be reimbursed under the various programs Medicare administers. Ancillary Income is recognized from services provided to residents on an “as needed” basis and for which a separate charge is assessed.

The nonrefundable portion of the occupancy fees paid represents contract revenues to be recognized over the expected length of time a resident is expected to live in the community’s independent living. The Company recognizes revenue by amortizing a portion of the nonrefundable entrance fee paid in advance for services to be provided over the residents’ expected period of residency. The nonrefundable portion is recorded as deferred revenue and is adjusted as it becomes nonrefundable under the terms of the occupancy agreements. This revenue is earned over a period of five years from the resident’s move-in date, which approximates the average residency of the residents in independent living across Senior Living Communities, LLC.

Disaggregation of Revenue

All revenue is earned as services are provided over time.
	2019	2018	2017
Service Fees:
Independent Living	$59,745,983	$58,401,304	$54,403,808
Assisted Living	17,067,763	18,298,647	19,035,772
Memory Care	7,287,722	6,895,461	8,037,573
Skilled Nursing	29,095,647	29,613,110	29,784,638
Other	550,606	467,258	468,341
Total Service Fees	113,747,721	113,675,780	111,730,132
Nonrefundable Occupancy Fees Earned	15,769,146	14,910,424	13,006,419
Ancillary Income	1,573,998	1,420,991	1,389,094
Total Revenues	$131,090,865	$130,007,195	$126,125,645

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE N - REVENUE (Continued)

Skilled nursing service fees are further disaggregated by payor type:

	2019	2018	2017
Private Pay	$12,092,088	$10,952,588	$11,870,961
Medicare	14,631,861	16,299,081	15,700,999
Other Third-Party Payors	2,371,698	2,361,441	2,212,678
Total Skilled Nursing Service Fees	$29,095,647	$29,613,110	$29,784,638

Contract Balances

Invoices are sent to residents on the 20th of the month for the following month’s monthly service fee and for the prior month’s ancillary services that were provided. Medicare is billed in arrears. Amounts due from residents for the prior month’s ancillary services, any unpaid monthly service fees for which services have been provided, and the amounts due from Medicare are included in Accounts Receivable in the accompanying Consolidated Balance Sheets. The Company also records an Allowance for Doubtful Accounts based on its analysis of collectability as the receivables age. The Company records Deferred Commissions for costs related to occupancy agreements that require occupancy fees to be paid in advance by residents who move into independent living.

The Company records a liability for amounts paid in advance by residents for monthly services as well as for refundable occupancy fees and nonrefundable occupancy fees received in advance. Refundable occupancy fees represent amounts due to residents as of December 31 if the resident were to move out of the community. Deferred revenues represent the portion of the occupancy fees received from residents in advance that is nonrefundable as of December 31 that represents advanced payments for services to be provided over the full duration of their residency.

The following table provides information about contract assets and contract liabilities related to occupancy agreements with residents at December 31:

	2019	2018
Contract Assets:
Receivables, which are included in Accounts Receivable, Net	$2,415,666	$2,628,958
Deferred Commissions, Net	6,102,288	6,514,213

Contract Liabilities:
Monthly Service Fees Received in Advance	1,223,677	1,144,434
Resident Deposits	681,059	608,335
Deposits on Occupancy Agreements	4,681,032	3,636,146
Refundable Occupancy Fees due current
which are included in Accounts Payable or Accrued Expenses	8,021,420	4,975,899
Refundable Occupancy Fees not currently due	299,121,280	295,491,389
Deferred Revenue, Current Portion	10,440,080	10,799,765
Deferred Revenue expected to be recognized subsequent to
December 31 of the following year	7,214,805	7,673,799

Significant changes in the contract assets during the year ended December 31 are as follows:

	2019	2018
Contract Assets:
Receivables:
Increase (decrease) from revenue billed but not collected	$404,583	$59,623
(Increase) decrease in Allowance for Doubtful Accounts	(201,249)	(295,925)
Deferred Commissions
Increase for commissions capitalized	2,621,123	9,396,849
Decrease for amortization and other write-offs	(3,033,048)	(2,882,636)

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE N - REVENUE (Continued)

Significant changes in the contract liabilities during the year ended December 31 are as follows:

	2019	2018
Contract Liabilities:
Increase (decrease) in cash received, excluding amounts recognized
as revenue during the year	$151,967	($799,899)
Increase for Occupancy Fees received from independent
living residents less amounts recognized as revenue
during the year	50,339,565	51,965,273
Decrease for Occupancy Fees refunded to former independent
living residents	(30,714,321)	(28,004,172)

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or are partially unsatisfied at the end of the reporting period related to the expected nonrefundable portion of occupancy fees paid in advance under Type B and Type C contracts:

Year Ending
December 31	Amount
2020	$12,091,190
2021	9,995,216
2022	7,403,170
2023	4,240,068
2024	1,357,980
Total	$35,087,624

The Company applies the practical expedient permitted in paragraph 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

NOTE O - 401(k) PROFIT SHARING PLAN

The Company has established a 401(k) profit sharing plan for the benefit of its eligible employees and the eligible employees of its subsidiaries and related companies. Employees who are 21 years of age or older are immediately eligible to participate in the plan and are eligible for matching contributions. Employees become fully vested in the employer contributions to the plan after one year of service. The Company’s matching contribution to the plan is discretionary. Currently, the Company’s matching contribution equals 20% of up to 5% of compensation. Consolidated employer matching contributions for the years ended December 31, 2019, 2018, and 2017 are $284,919; $266,657 and $250,395, respectively.

NOTE P - OTHER INCOME

Other income for the year ended December 31, 2019 includes a guaranteed net operating loss reimbursement from the landlord in connection with the transition of management and operation of the facility operated by Charlotte Assisted Living, LLC.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE Q - LEASES

As of January 1, 2019, Senior Living Communities, LLC leases most of its senior housing communities under one master lease agreement. Additionally, the Company leases two other communities outside of the master lease agreement. The initial lease term for all of these leases is set to expire on December 31, 2029. All include an option to renew for two additional five-year terms. Under the agreements, the Company is responsible for all operating costs, maintenance and repairs, insurance, and property taxes.

Additionally, Senior Living Communities, LLC and its subsidiaries lease various types of equipment with terms ranging from month-to-month to four years.

The components of rent expense for the year ended December 31, 2019, are as follows:

Operating Lease Cost - Facilities	$46,861,830
Variable Lease Cost - Facilities
Property Insurance	1,234,724
Property Taxes	6,252,714
Operating Lease Cost - Equipment	105,794
Short-term Lease Costs	183,273
Total Lease Cost	$54,638,335

Supplemental Consolidated Balance Sheet information related to leases for the year ended December 31, 2019, is as follows:

Operating Leases:
Operating Lease Right-of-Use Asset	$332,063,353
Accumulated Amortization	(19,432,440)
Operating Lease Right-of-Use Asset, Net	$312,630,913

Current Operating Lease Liabilities	$17,348,686
Noncurrent Operating Lease Liabilities	329,317,065
Total Operating Lease Liabilities	$346,665,751

Other information:

Weighted average remaining lease term - operating leases	10.0 years
Weighted average discount rate - operating leases	8.0%

The following is a consolidated schedule of future minimum base rental payments for the communities over the next five years and in total:

Year Ending
December 31	Amount
2020	$43,602,343
2021	45,939,421
2022	47,513,317
2023	48,919,061
2024	50,349,484
Thereafter	275,331,612
Total	$511,655,238

As of December 31, 2019, the Company has no operating leases that have not yet commenced.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE R - RELATED PARTY TRANSACTIONS

The Company participated in several transactions with individuals, corporations and other limited liability companies considered related due to common ownership and/or control. These entities include the following:

Related Party.	How Related
Donald O. Thompson, Jr. and
Brenda U. Thompson	Senior Living Communities, LLC members

David Jackson, Jr.	Senior Living Communities, LLC member through December 31, 2014

Maxwell Group, Inc.	Owned and controlled by Donald O. Thompson, Jr.

Live Long Well Care, LLC	David Jackson, Jr. LLC member through December 31, 2014
Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Charlotte Assisted Living, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Cypress Retirement, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Stratford Retirement, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Wellmore, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

WDI Parent, LLC	Donald O. Thompson, Jr. and Brenda U. Thompson - LLC members

Wellmore of Tega Cay, LLC	Subsidiary of Wellmore, LLC

Wellmore of Lexington, LLC	Subsidiary of Wellmore, LLC

Wellmore of Daniel Island, LLC	Subsidiary of WDI Parent, LLC

Wildewood Retirement, LLC	Benjamin M. Thompson and Joshua E. Thompson - LLC members

Senior Living Communities, LLC maintains an escrow account for use by its subsidiaries for the acceptance of certain deposits from prospective new residents and to hold funds designated for refunds currently owed to former residents of the communities. In its capacity as the parent company, Senior Living Communities, LLC pays various expenses on behalf of its subsidiaries, principally rent, property taxes, and insurance. It also receives the cash advances from the landlord’s construction loans and makes the payments against the construction line of credit. The subsidiaries also engage in certain intercompany advances and expense allocations.

Stratford Retirement, LLC; Wellmore of Daniel Island, LLC; Wellmore of Lexington, LLC and Wellmore of Tega Cay, LLC also share certain expenses with Senior Living Communities, LLC throughout the year.

Maxwell Group, Inc. provides the subsidiaries of Senior Living Communities, LLC with management, employee recruitment, accounting, advertising and creative services throughout the year.

Live Long Well Care, LLC, an affiliated company established to provide home health services to the residents of the retirement communities operated by Senior Living Communities, LLC and other related companies, and the subsidiaries of Senior Living Communities, LLC provide labor on a contract basis to each other to provide services to residents of the communities. They also share certain expenses throughout the year.

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE R - RELATED PARTY TRANSACTIONS (Continued)

As described in Note S, Senior Living Communities acquired the membership interests in Charlotte Assisted Living, LLC. Prior to the acquisition date, Senior Living Communities, LLC advanced $1,029,817 to Charlotte Assisted Living, LLC to cover the costs associated with the upfit of the community’s property pending reimbursement from the landlord.

Transactions and outstanding balances with LLC members during the years ended December 31, 2019, 2018 and 2017 included the following:

	2019	2018	2017
Interest paid to Mr. and Mrs. Thompson	$—	$—	$30,080

Note principal payments paid to Mr. and Mrs. Thompson	—	—	3,995,000

Transactions and outstanding balances with other related parties during the years ended December 31, 2019, 2018 and 2017 included the following:

2019		2018	2017
Long-term portion of distribution payable at December 31
to Mr. Jackson, due upon refund of Lease Deposit	$3,333,333	$3,333,333	$3.333.333

Note payable to Maxwell Group, Inc.	675,000	675,000	675,000

Interest on note payable to Maxwell Group, Inc.	27,485	30,045	16,643

Management fees paid to Maxwell Group, Inc.	10,443,241	11,108,128	10,318,307

Reimbursements of labor and other expenses received from:
Live Long Well Care, LLC	5,238,762	4,184,952	3,655,637

Reimbursement of expenses received from:
Cypress Retirement, LLC	622,037	—	—
Stratford Retirement, LLC	1,173,476	1,480,453	1,327,028
Wellmore of Daniel Island, LLC	1,674,303	1,968,767	1,232,681
Wellmore of Lexington, LLC	1,534,358	1,686,244	2,262,492
Wellmore of Tega Cay, LLC	1,796,645	1,565,475	1,657,090
Wildewood Retirement, LLC	1,571,201	—	—

The following amounts were loaned to and repaid by various related parties within the years ended December 31, 2019, 2018 and 2017:

	2019	2018	2017
Loan to the Company by and repayment to Maxwell Group, Inc.	$—	$58,120	$240,496

Loan by the Company to and repayments received from:
Charlotte Assisted Living, LLC	—	102,279	—
Stratford Retirement, LLC	—	—	66,526
Wellmore of Daniel Island, LLC	—	319,444	618,615
Wellmore of Lexington, LLC	356,946	—	135,900

Senior Living Communities, LLC and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2019 and 2018

NOTE S - CHARLOTTE ASSISTED LIVING, LLC

Charlotte Assisted Living, LLC, a subsidiary of Senior Living Communities, LLC was organized under the laws of North Carolina on October 15, 2018, to operate an assisted living and memory care facility in Charlotte, North Carolina. Renovations of the community’s property were undertaken on behalf of the landlord, with costs of the project expected to be reimbursed by the landlord. Senior Living Communities, LLC acquired 100% of the members’ interests on June 28, 2019. The net assets received by Senior Living Communities, LLC as a result of the exchange in settlement of the outstanding loans previously made by Senior Living Communities, LLC to Charlotte Assisted Living, LLC, were recorded at the carrying amounts of Charlotte Assisted Living, LLC on the date of transfer, which approximate fair value on the date of acquisition. No gain or loss was recognized as a result.

The following summarizes the assets acquired and the liabilities assumed at the acquisition date:

Renovation Reimbursements Receivable	$2,000,000
Property and Equipment	160,066
Prepaid Expenses	2,737
Utility Deposits	400
Accounts Payable	(190,724)
Cash Advances from Maxwell Group	(928,556)
Cash Advances from Senior Living Communities, LLC	(1,029,817)
Other Accrued Expenses	(106)
Resident Deposits	(14,000)
Total identifiable net assets	$—

The following summarizes the revenues and net loss of Charlotte Assisted Living, LLC since its acquisition through December 31, 2019, that are included in the consolidated financial statements:

Revenues	$549,223
Operating Expenses	(2,106,637)
Other Income	726,760
Net Income (Loss)	($830,654)

Because Charlotte Assisted Living, LLC commenced principal operations after its acquisition by Senior Living Communities, LLC it is impracticable to provide pro forma comparative information.

NOTE T - SUBSEQUENT EVENTS

The Company evaluated transactions occurring after December 31, 2019, in accordance with ASC 855-Subsequent Events through February 17, 2020, which is the date the financial statements were available for issuance. Based on this evaluation, no disclosures or adjustments were made to the financial statements.